FOR IMMEDIATE RELEASE
Company Contacts:
Tom Brandt Senior Vice President and CFO TeleCommunication Systems, Inc. 410-280-1001 tbrandt@telecomsys.com	Scott Liolios Investor Relations Liolios Group 949-574-3860 scott@liolios.com

TELECOMMUNICATION SYSTEMS, INC. REPORTS
SECOND QUARTER 2005 RESULTS

Progress with Multi-year Contract Business is Offset by Low Systems Sales

ANNAPOLIS, MD – August 2, 2005 – TeleCommunication Systems, Inc. (TCS) (Nasdaq: TSYS), a global leader in mission-critical wireless communications technology, today announced results for the quarter ended June 30, 2005.

TCS reported total revenue for the quarter of $28.1 million, compared to $40.4 million for the same period last year. On a GAAP basis, TCS reported a net loss for the second quarter of 2005 of $4.0 million, or $0.10 per share, compared to net income of $0.9 million, or $0.03 per basic share ($0.02 diluted), in the same period last year. Year-to-date revenues of $61.1 million in 2005 compare to $73.2 million in 2004. Year-to-date net loss was $6.1 million, compared to a net loss of $2.6 million in 2004.

In addition to using GAAP results in evaluating TCS’s business, management also believes it is useful to measure results using a non-GAAP measure which we refer to as Adjusted Operating Income/Loss. This measure excludes non-cash compensation expense, depreciation and amortization of fixed assets, amortization of software development costs, amortization of acquired intangible assets, non-cash financing expenses and non-cash debt conversion expense. See “GAAP to non-GAAP Reconciliation” below for further information on our non-GAAP measure.

The Adjusted Operating Loss in the second quarter was $0.7 million, or $0.02 per share, compared to an Adjusted Operating Income of $4.5 million, or $0.14 per basic share ($0.12 diluted) in the same period last year. Year-to-date Adjusted Operating Income was $0.7 million, or $0.02 per share, for 2005 compared to $4.3 million, or $0.13 per basic share ($0.12 diluted), for 2004.

Maurice B. Tosé, founder and CEO said, “The quarter was a low volume systems quarter, continuing the ‘lumpy’ results from these deliverables. Since the quarter end, we have received four carrier systems orders totaling more than $4 million, with most of the revenues to be recognized in the second half of the year. In addition, whereas in the second quarter of 2004 we sold a significant software capacity license, a pending similar sale for second quarter of 2005 is now expected to close in the third quarter of 2005. We have won our second E112 order for location-based public safety service in Europe. For the government segment, we understand that the intensified approval process for systems sales to US government agencies has caused delays in such orders. We now expect that a higher level of sales of systems to US government agencies will be realized in the second half of the year. We’ve also achieved traction in our sales of 20/20 Delivery product to Enterprise customers which we expect to sign in the second half of 2005.

We made progress during the quarter in building the profit contributions from our company’s ‘recurring’ Hosted, Subscriber, Maintenance and Services revenue streams, which are largely under multi-year contracts. Since last quarter-end, we have entered into important contracts for Voice over IP E9-1-1 service, technical services to federal agencies, and an Original Equipment Manufacturer for distribution of our Location technology. With the FCC’s May mandate for VoIP E9-1-1 service, we currently expect at least $2 million of revenue from the new VoIP business in the second half of 2005. And we extended two of our major wireless E9-1-1 contracts during the quarter together worth about $30 million of revenue over the next three years. We have received notice that two teams that include TCS, led by two leading systems integrators, have been awarded government service contracts where TCS’s commercial wireless expertise was part of the bids. Additionally, there are several US government agencies who have expressed interest in our secured BlackBerry solutions.

Gross profit contributions from business other than the Systems category totaled $10.7 million in the quarter, up $1.5 million or 16% from the second quarter of 2004, and the year to date gross profit from this business is up 15%.”

As of June 30, 2005, our backlog of approximately $111 million was up 9% from the $102 million backlog at March 31, 2005. We expect to realize approximately $57 million of this backlog in the next 12 months.

OPERATING HIGHLIGHTS

•	Voice Over IP 911 Progress. TCS launched its VoIP Verify service, which provides verification of Emergency Services for Voice-over-Internet Protocol 9-1-1 calls. This has led to a very important contract with Vonage, where we are now the preferred E9-1-1 vendor to the leading VoIP service provider.

•	Commercial Enterprise System Progress. TCS announced 20/20 Delivery Version 5.0, offering a greater range of uses as well as more compatibility with more open architectures.

•	Enterprise Subscriber Services. TCS Launched BlackBerry 7250 phones and broadband cards with a complete suite of support services as its mobeo™ enterprise mobile office outsource suite. Converged voice and data solutions for CDMA are now available on multiple handheld devices on industry leading mobile access platforms from Research In Motion (RIM) and Good Technology. In addition, agreements have been signed for resale of specialized applications that further enhance the mobile user experience, including solutions from Onset Technology and Conceivium Business Solutions. Wireless PC cards from Kyocera and Sierra Wireless will be made available on an innovative flexible rate plan that enables subscribers to pay only for the volume used.

•	Government Systems. TCS launched its SwiftLink® Global Satellite Services (SGSS).

•	Expanded Intellectual Property Portfolio. Our portfolio of issued patents has grown by 3 to 37, with almost 100 applications pending.

FINANCIAL DETAILS

Revenue and Gross Profit (revenue minus direct cost of revenue, including amortization of software development costs):

	Three months ended June 30,
	2005			2004
Revenue ($millions)	Comm. Apps	Gvmt	Total	Comm. Apps	Gvmt	Total

Hosted, subscriber, and maintenance	$18.5	$0.1	$18.6	$21.2	$—	$21.2
Services	0.4	4.7	5.1	0.0	3.5	3.5
Systems	2.3	2.1	4.4	8.0	7.7	15.7
Total revenue	$21.2	$6.9	$28.1	$29.2	$11.2	$40.4

Gross profit ($millions)

Hosted, subscriber, and maintenance	$8.7	$0.1	$8.8	$8.0	$—	$8.0
Gross profit as a % of revenue	47%	72%	47%	38%		38%
Services	0.2	1.8	2.0	—	1.3	1.3
Gross profit as a % of revenue	57%	38%	40%		37%	37%
Systems	0.4	0.5	0.9	5.0	2.9	7.9

Gross profit as a % of revenue	17%	26%	21%	63%	38%	51%
Total gross profit	$10.3	$3.5	$12.6	$13.4	$4.6	$18.0

Gross profit as a % of revenue	44%	35%	42%	45%	38%	43%
			Six months ended June 30,
	2005			2004

Revenue ($millions)	Comm. Apps	Gvmt	Total	Comm. Apps	Gvmt	Total

Hosted, subscriber, and maintenance	$37.2	$0.2	$37.4	$42.1	$—	$42.1
Services	1.0	9.1	10.1	0.0	6.9	6.9
Systems	8.3	5.3	13.6	12.3	11.9	24.2
Total revenue	$46.5	$14.6	$61.1	$54.4	$18.8	$73.2

Gross profit ($millions)

Hosted, subscriber, and maintenance	$17.0	$0.1	$17.1	$15.8	$—	$15.8
Gross profit as a % of revenue	46%	84%	46%	37%		37%
Services	0.5	3.6	4.1	—	2.8	2.8
Gross profit as a % of revenue	51%	39%	41%		41%	41%
Systems	3.9	1.4	5.3	6.7	4.7	11.4
Gross profit as a % of revenue	46%	27%	38%	55%	40%	48%
Total gross profit	$22.4	$6.3	$27.4	$22.9	$7.9	$30.8

Gross profit as a % of revenue	46%	35%	43%	41%	40%	41%

Hosted, subscriber, and maintenance revenue: Increases in commercial carrier hosted service (mainly wireless E9-1-1) and maintenance revenue were more than offset by lower commercial enterprise BlackBerry business. BlackBerry business over Mobitex and Motient networks continued its expected declined since the business was acquired, along with other assets, from Aether in early 2004. Delivery of new voice and data BlackBerry devices for CDMA network use was delayed into Q3 by the manufacturer, but new certified handsets are now available. We have also worked with the Mobitex network operator to agree on pricing incentives to retain incumbent users.

Services revenue: The increase in services revenue for the second quarter and on a year-to-date basis in 2005 is the result of increased Government service-type projects and commercial location technology service contract work. The increase in gross profit in 2005 on both a quarterly and year-to-date basis reflects two new multi-year contracts entered into in mid-2004.

Systems revenue: The principal components of our Systems revenue have been sales of SwiftLink deployable communication systems and sales of license capacity for carrier users of our software. Second quarter 2004 systems revenue included almost $5 million from two large license capacity sales to carrier system customers. The year-to-date decline in systems revenue is primarily due to lower sales of SwiftLink systems. We believe that government procurement patterns for our systems have been affected by the shift from greater mission-leader flexibility during the acute wartime environment of 2002 and 2003 to the more budget-conscious environment in 2005 to date. Our technology remains the de facto standard for the US special operations community and the pipeline for the second half of 2005 is strong.

The company’s cash and cash equivalents balance was approximately $18 million at June 30, 2005, about the same as at March 31, 2005. Total debt is down $5 million from December 31, 2004 on tighter working capital management. Cash was used during the quarter for $1.1 million of capital expenditures, $1.2 million for capitalized software development costs, $2.6 million in principal payments on long-term debt and capital leases during the quarter, a $2.0 million reduction of our line of credit borrowing, and the $0.7 million Adjusted Operating Loss. Approximately $3 million was available under the company’s bank line of credit at June 30, 2005. Our line of credit arrangement expires in April 2006, and we are currently evaluating a proposal from our bank to expand and extend it.

CONFERENCE CALL

The company has scheduled a conference call for tomorrow morning, Wednesday, August 3rd, 2005 at 8:30 AM EDT. The company’s Chairman, President and CEO, Maurice B. Tosé, and Tom Brandt, Senior Vice President and CFO, will discuss the second quarter 2005 results and other corporate information. A question and answer session will follow management’s presentation. To participate in the conference call, investors can dial the appropriate number below shortly before the 8:30 AM start time and ask for the TeleCommunication Systems conference call hosted by Mr. Tosé. The teleconference dial-in numbers are as follows:

Domestic callers:	1 866 761-0749
International callers:	1 617 614-2707
Conference ID:	89882925

The conference call will be broadcast simultaneously on the company’s web site, http://www.telecomsys.com. Investors are advised to go to the web site at least 15 minutes early to register, download, and install any necessary audio software. A replay of the call will be available on Wednesday, August 03, 2005 beginning at 10:30 AM EDT and will be accessible until Wednesday, August 10, 2005 at 11:59 PM EDT. The replay call-in number is 888 286-8010 for domestic callers and 617 801-6888 for international listeners. The access number is 51162973.

ABOUT TELECOMMUNICATION SYSTEMS, INC.

TeleCommunication Systems, Inc. (TCS)(NASDAQ:TSYS) is a leading provider of mission critical wireless data solutions to carriers, enterprise and government customers. TCS’s wireless data offerings include location-based Enhanced 9-1-1 services, and messaging and location service infrastructure for wireless operators, real-time market data and alerts to financial institutions, mobile asset management and mobile office solutions for enterprises, and encrypted satellite communications to government customers. For more information visit www.telecomsys.com.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based upon TCS’s current expectations and assumptions that are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, “believe,” “expect,’’ “intend,” “anticipate,’’ and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to, (a) our expectation that at least $2 million of revenue will be received from our new VoIP business in the second half of 2005, (b) our expectations about realizing our backlog in 2005, (c) our expectations about the recurring nature of hosted, subscriber, and maintenance, and (d) our expectations of higher US Government agency and 20/20 Delivery product sales in the second half of 2005.

Our backlog at any given time may be affected by a number of factors, including contracts being renewed or new contracts being signed before existing contracts are completed. Some of our backlog could be canceled for causes such as late delivery, poor performance, and other factors. Accordingly, a comparison of backlog from period to period is not necessarily meaningful and may not be indicative of eventual actual revenue.

The actual results realized by the company could differ materially from the statements made herein, depending in particular upon the risks and uncertainties described in the company’s filings with the Securities and Exchange Commission (SEC). These include without limitation risks and uncertainties relating to the company’s financial results and the ability of the company to (i) reach and sustain profitability, (ii) continue to rely on its customers and other third parties to provide additional products and services that create a demand for its products and services, (iii) conduct its business in foreign countries, (iv) adapt and integrate new technologies into its products, (v) expand its sales and business offerings in the wireless data industry, (vi) develop software without any errors or defects, (vii) have sufficient capital resources to fund the company’s operations, (viii) protect its intellectual property rights, (ix) implement its sales and marketing strategy, and (x) successfully integrate the assets and personnel of acquired entities. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to update or revise the information in this press release, whether as a result of new information, future events or circumstances, or otherwise.

GAAP to non-GAAP Reconciliation
The company’s management evaluates and makes operating decisions using various operating measures. These measures are generally based on the company’s revenues and certain costs of operations, such as cost of revenues, research and development, sales and marketing and general and administrative expenses. One such measure is Adjusted Operating Income/Loss which is a non-GAAP financial measure. This measure consists of GAAP net income/loss excluding non-cash compensation expense, depreciation and amortization of fixed assets, amortization of software development costs, amortization of acquired intangible assets, non-cash financing expenses and non-cash debt conversion expense.

Management believes it is useful in measuring TCS’s operations to exclude non-cash amortization of software development costs and amortization of acquired intangible assets because these expenses primarily represent past costs incurred which generally cannot be changed by management in the short term. Management believes that it also is useful to exclude non-cash financing cost and non-cash debt conversion expense because such costs are primarily related to the company’s 2004 acquisition of the Enterprise division of Aether Systems, Inc. and relate to past financing arrangements which are not directly correlated with the results of current period operations; rather these non-operating costs are better associated with the company’s financing and investment activities. Management believes that it also is useful to exclude non-cash compensation expense because such costs relate to a 2002 restricted stock grant and to the value of stock options granted to employees who received such awards prior to the company’s initial public offering in 2000. Such amounts are diminishing and not directly correlated with the results of current period operations. Management further believes that it also is useful to exclude non-cash depreciation and amortization of fixed assets, as such amounts relate to costs which were incurred in previous years and do not necessarily correlate with the costs of capital spending, primarily for technology assets, where the replacement cost of equivalent computing capacity has been declining significantly.

Management believes that non-GAAP Adjusted Operating Income/Loss provides useful supplemental information to management and investors regarding the performance of the company’s business operations and facilitates comparisons to our historical operating results. Management also uses this information internally for forecasting and budgeting. Non-GAAP financial measures should not be considered as a substitute for measures of financial performance prepared in accordance with GAAP. Investors and potential investors are encouraged to review the reconciliation of non-GAAP financial measures contained within this press release with their most directly comparable GAAP financial results.

The following table reconciles the specific items excluded from GAAP in the calculation of non-GAAP Adjusted Operating Income/Loss for the periods shown below:

Consolidated Statement of Operations Reconciliation	3 months ended June 30,		6 months ended June 30,
(amounts in thousands)	2005	2004	2005	2004
	(unaudited)		(unaudited)
Net (loss)/income on a GAAP basis	$(4,038)	$863	$(6,125)	$(2,583)
Amortization of
software development
costs	186	239	408	326
Non-cash stock
compensation expense	207	346	412	703
Depreciation and
amortization of
property and equipment	2,165	1,912	4,354	3,644
Amortization of
acquired intangible
assets	651	532	1,486	1,064
Non-cash financing cost	88	559	172	1,103

Adjusted operating income/(loss)	$(741)	$4,451	$707	$4,257

Consolidated Statement of Operations Reconciliation
per Share	3 months ended June 30,		6 months ended June 30,

(amounts in thousands,
except per share data)	2005	2004	2005	2004

	(unaudited)		(unaudited)
Diluted net loss on a GAAP basis	$(0.10)	$0.02	$(0.16)	$(0.08)
Amortization of
software development
costs	0.00	0.01	0.01	0.01
Non-cash stock
compensation expense	0.01	0.01	0.01	0.02
Depreciation and
amortization of
property and equipment	0.06	0.05	0.11	0.10
Amortization of
acquired intangible
assets	0.02	0.01	0.04	0.03
Non-cash financing cost	0.00	0.02	0.00	0.03

Adjusted operating income/(loss)	$(0.02)	$0.12	$0.02	$0.12

Shares used in calculation of diluted net loss on a
GAAP basis	38,725	36,591	38,611	32,225

Shares used in calculation of diluted adjusted
operating income/(loss)	38,725	36,591	39,808	36,737

Shares used in the calculation of GAAPdiluted earnings per share are expected to be the same as the shares used in the calculation of diluted adjusted operating income/(loss) per share except when the company reports a GAAPloss and an adjusted operating income.

Investors are encouraged to look at GAAP results as the best measure of financial performance. For example, depreciation and amortization of fixed assets are important to consider because they may represent initial expenditures that under GAAP are reported across future fiscal periods. Likewise, non-cash stock compensation expense is an obligation of the company that should be considered. Amortization of software development costs and amortization of acquired intangible assets are the costs identified at the time of an acquisition that are reported across future fiscal periods and, therefore, are important to consider when evaluating our financial performance. Non-cash financing costs represent costs incurred to secure debt instruments. All of these metrics are important generally to financial performance.

Though TCS’s management finds its non-GAAP measure useful to evaluate the performance of TCS’s business, its reliance on this measure is limited because items excluded from such measures often have a material effect on TCS’s earnings and earnings per share calculated in accordance with GAAP. Therefore, TCS’s management typically uses its non-GAAP earnings and earnings per share measures in conjunction with GAAP earnings and earnings per share measures, to address these limitations.

TCS believes that presenting its non-GAAP measure of earnings and earnings per share provides investors with an additional tool for evaluating the performance of the company’s business, which management uses in its own evaluation of performance, and an additional base line for assessing the future earnings potential of the company. While the GAAP results are more complete, the company prefers to allow investors to have this supplemental measure since, with a reconciliation to GAAP, it may provide additional insight into our financial results.

	TeleCommunication Systems, Inc.
	Consolidated Statements of Operations
	(amounts in thousands, except per share data)
	(unaudited)
	3 months ended June 30,		6 months ended June 30,
	2005	2004	2005	2004
Revenue
Hosted, subscriber, and maintenance	$18,552	$21,175	$37,352	$42,147
Services	5,098	3,517	10,119	6,908
Systems	4,406	15,755	13,664	24,149

Total revenue	28,056	40,447	61,135	73,204
Direct costs of revenue
Direct cost of hosted, subscriber, and maintenance revenue	9,839	13,193	20,221	26,377
Direct cost of services revenue	3,071	2,221	6,020	4,109
Direct cost of systems	3,462	7,792	8,406	12,677

Total direct cost of revenue	16,372	23,206	34,647	43,163
Hosted, subscriber, and maintenance gross profit	8,713	7,982	17,131	15,770
Hosted, subscriber, and maintenance gross profit as a % of
revenue	47%	38%	46%	37%
Services gross profit	2,027	1,296	4,099	2,799
Services gross profit as a % of revenue	40%	37%	41%	41%
Systems gross profit	944	7,963	5,258	11,472
Systems gross profit as a % of revenue	21%	51%	38%	48%

Total gross profit	11,684	17,241	26,488	30,041
Total gross profit
as a % of revenue	42%	43%	43%	41%
Operating costs and expenses
Research and development expense	3,530	4,555	8,196	9,601
Sales and marketing expense	3,638	3,323	7,329	6,513
General and administrative expense	5,113	4,766	10,060	9,253
Non-cash stock compensation expense	207	346	412	703
Depreciation and amortization of property and equipment	2,165	1,912	4,354	3,644
Amortization of acquired intangible assets	651	532	1,486	1,064

Total operating costs and expenses	15,304	15,434	31,837	30,778

(Loss)/income from operations	(3,620)	1,807	(5,349)	(737)
Cash interest expense	(127)	(298)	(360)	(561)
Non-cash financing cost	(88)	(559)	(172)	(1,103)
Other expense, net	(203)	(87)	(244)	(182)

Net (loss)/income	$(4,038)	$863	$(6,125)	$(2,583)

(Loss)/earnings per share-basic	$(0.10)	$0.03	$(0.16)	$(0.08)

(Loss)/earnings per share-diluted	$(0.10)	$0.02	$(0.16)	$(0.08)

Weighted average shares outstanding- basic	38,725	32,566	38,611	32,225

Weighted average shares outstanding- diluted	38,725	36,591	38,611	32,225

			TeleCommunication Systems, Inc.
			Condensed Consolidated Balance Sheets
			(amounts in thousands)
					June 30,		December 31,
					2005		2004
Assets					(unaudited)
	Current assets:
		Cash and cash equivalents		$17,983		$18,251
		Accounts receivable, net		15,414		23,952
		Unbilled receivables		7,731		10,503
		Inventory			2,801		3,985
		Other current assets		3,743		2,755

			Total current assets	47,672		59,446
	Property and equipment, net			17,118		17,917
	Software development costs, net			3,632		2,791
	Acquired intangible assets, net			4,851		5,842
	Goodwill				14,397		14,798
	Other assets				1,655		1,588

			Total assets	$89,325		$102,382

Liabilities and stockholders’ equity
	Current liabilities:
		Accounts payable and accrued expenses		$15,413		$19,256
		Deferred revenue		7,168		5,228
		Current portion of capital leases and notes
		payable		9,616		14,758

			Total current liabilities	32,197		39,242
	Capital leases and notes payable, less current portion			3,256		3,634
	Total stockholders’ equity			53,872		59,506

			Total liabilities and
			stockholders' equity	$89,325		$102,382